Exhibit 99.1

BOQI International Medical Announces Receipt of $1.7 Million from Closing of the Sale of One of Its Pharmacy Chains

NEW YORK, Feb. 05, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced the closing of the previously announced sale of its BOQI Zhengji Pharmacy Chain (“Zhengji Pharmacy”). The transaction closed on February 2, 2021, at which time the Company received the agreed upon consideration of US$ 1,700,000.

“Selling the underperforming Zhengji Pharmacy business allows us to reduce operating costs and optimize our business structure,” said Mr. Tiewei Song, Chief Executive Officer and President of the Company. “BIMI is now concentrating on the southwest market with 62,000 new pharmacy members enrolling in the fourth quarter of 2020. We believe our strategy on deeper penetration of the southwest healthcare market can better utilize our resources and achieve better returns for our shareholders.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com